Exhibit 10.4
PRODUCT LINE PURCHASE AGREEMENT

This Agreement is entered into as of August 23, 2002, (the “Effective Date”) by and between ClearOne Communications, Inc., a Utah corporation (the “Seller”), and Comrex Corporation, a Massachusetts corporation (the “Buyer”). Buyer and Seller are referred to collectively herein as “Party” in the singular and “Parties” in the plural.

This Agreement contemplates a transaction in which Buyer will purchase certain of the assets and assume certain of the liabilities of Seller’s DH20, DH22 and DH30 digital hybrid product line, and the Parties shall engage in certain other transactions, as further described herein.

Concurrently with this Agreement the Parties are entering into that certain Manufacturing Agreement and that certain Software License Agreement of even date herewith.

Now, therefore, in consideration of the premises and the mutual promises herein made, and the representations, warranties, and covenants herein contained and subject to the terms and conditions hereinafter set forth, and intending to be legally bound, the Parties agree as follows.

1. Definitions.

(a) “Acquired Assets” means all of the right, title, and interest that Seller possesses and has the right to transfer in and to all of the assets constituting the Products as more fully set forth in Schedule 1, and including: (i) the manufacturing rights, Product documentation, all Source Code and Object Code for the Products as set forth in Schedule 1; (ii) the Intellectual Property; (iii) the tooling, dies, accessories, and other tangible personal property owned by Seller identified and in the quantities set forth in Schedule 1; (iv) the sales and marketing materials in printed and in editable electronic file format as set forth in Schedule 1; and (v) to the extent transferable or assignable by Seller, the governmental licenses, permits, approvals and certifications, ratings, compliance reports and listings from product or quality control certification organizations, as set forth in Schedule 1; provided, however, that the Acquired Assets shall not include the specific Source Code or Object Code for the Gentner/ClearOne proprietary acoustic echo canceling routines and line echo canceling routines which shall be licensed in Object Code form to Buyer pursuant to the Software License Agreement and the Non-Exclusive Files licensed to Buyer pursuant to §2(b) below.

(b) “Assumed Liabilities” has the meaning set forth in §6(c) below.

(c) “Audio and Video Conferencing Environment” means the market segment where individuals or groups that are in physically separate locations to communicate with each other through electronic media without the intent for such communications to be distributed to the general public for profit.

(d) “Buyer” has the meaning set forth in the preface above.

(e) “Buyer’s Disclosure Schedule” has the meaning as set forth in §4 below.

(f) “Closing” has the meaning set forth in §2(e) below.

(g) “Closing Date” has the meaning set forth in §2(e) below.

(h) “Confidential Information” means any information concerning the businesses and affairs of the disclosing Party that is not already generally available to the public; provided, however, that Confidential Information shall not include, any information that: (i) at the time of the disclosure is already in the possession of the receiving Party and not subject to an existing obligation of confidentiality; (ii) is independently made available to the receiving Party by an unrelated third party whose disclosure would not constitute a breach of any duty of confidentiality owed to the disclosing Party; (iii) is generally available to the public through no wrongful act of the receiving Party; or (iv) is independently developed by the receiving Party without using the Confidential Information, as demonstrated by documentary evidence.

(i) “Customer Warranties” means any obligations pursuant the written warranty for the Product in the form attached hereto as Schedule 2, Customer Warranties.

(j) “Digital Hybrid” means the method of separating, sending and receiving audio on a telephone line using digital signal processing technology.

(k) “Excluded Liabilities” has the meaning set forth in §2(c) below.

(l) “Intellectual Property” means (i) the following only with respect to the Acquired Assets and not to the technology licensed to Buyer under this Agreement: all domestic and foreign letters patent, patents, patent applications, docketed patent disclosures, patent licenses, other patent rights, trademarks, trademark registrations, trademark applications, trademark licenses, other trademark rights, service marks, service mark registrations, service mark applications, service mark licenses, other service mark rights, trade names, trade name licenses, trade dress, brand names, brand marks, logos, slogans, ideas, processes, copyrights, copyright registrations, copyright applications, Know-How, Know-How licenses, computer software licenses, computer data, licenses and sublicenses granted and obtained with respect thereto, and any divisions, extensions, renewals, reissues, continuations, or continuations in part and rights thereunder, and goodwill associated therewith, and remedies against infringement thereof ; and (ii) the following rights as each may apply after the Closing Date: all rights of Seller in and to, including rights to enforce the terms of, confidentiality agreements and noncompetition agreements of, and any agreements relating to the assignment of Intellectual Property made by, prior and present employees and/or contractors of Seller, and any such agreements with any other Person with respect to the Intellectual Property and rights to protection of interests therein under the laws of all jurisdictions with respect to any of the foregoing.

(m) “Know-How” means the following as each relates exclusively to the Acquired Assets: trade secrets, know-how (including product know-how and use and application know-how), formulas, processes, product designs, inventions, specifications, quality control procedures, manufacturing, cost and pricing data, parts trading information, engineering and other drawings, technology, technical information, safety information, lab journals, engineering data and design and engineering specifications, research records, market surveys and creative materials, advertising and promotional literature, customer and supplier lists and similar data, including all depictions, descriptions, drawings and plans thereof; the foregoing definition shall not be implied to include the technology licensed to Buyer under the Software License Agreement.

(n) “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation: any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

(o) “Manufacturing Agreement” has the meaning set forth in §6(f) below.

(p) “Material Adverse Effect” means any change, event, circumstance, development, or effect that has or is reasonably likely to have a material adverse effect on the Acquired Assets or the consummation or fulfillment of any obligations under this Agreement or any other agreement contemplated by Buyer or Seller hereunder.

(q) “Non-Exclusive Files” means those data and routine files which are not unique to the Products and used in other ClearOne products.

(r) “Object Code” means the computer programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

(s) “Other Inventory” has the meaning set forth in Exhibit D2, attached hereto and incorporated herein by reference.

(t) “Other Raw Materials” has the meaning set forth in Exhibit D2, attached hereto and incorporated herein by reference.

(u) “Party” or “Parties” has the meaning set forth in the preface above.

(v) “Permits” has the meaning set forth in §3(j).

(w) “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, other entity, or a governmental entity (or any department, agency, or political subdivision thereof).

(x) “Product” or “Products” has the meaning set forth in Schedule 1, attached hereto and incorporated herein by reference.

(y) “Purchase Price” has the meaning set forth in §2(d) below.

(z) “Residuals” means information which may be remembered by persons who have received or worked with Seller’s Confidential Information, including ideas, concepts, know-how or techniques contained therein.

(aa) “Seller” has the meaning set forth in the preface above.

(bb) “Software License Agreement” means that certain Software License Agreement between the Parties for the license of acoustic echo canceling and line echo canceling routines entered into simultaneously herewith.

(cc) “Source Code” means the computer programs written in higher-level, human-readable programming language, including comments, and all documentation reasonably necessary to build and/or modify such code.

(dd) “Studio Environment” means the market segment where movies, shows, or programs are produced in order to mass distribute such programs to the public through radio, television or other means of mass media distribution.

(ee) Tax or Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profit, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(ff) “Transition Period” means that period of time commencing upon Closing and continuing until the Seller and Buyer have performed the actions described in the Transition Plan, but in no event shall such period exceed ninety (90) days.

(gg) “Transition Plan” means the plan attached as Schedule 5.

2. Basic Transaction. Subject to the terms of this Agreement, the Parties hereby agree as follows:

(a) Purchase and Sale of Assets. Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, transfer and convey to Buyer at the Closing, all of the Acquired Assets, free and clear of any and all Liens, for the consideration specified below in this §2. The Acquired Assets shall be delivered to Buyer at the Closing or as may otherwise be set forth in the Transition Plan.

(b) License Agreement. Seller agrees to license certain technology to Buyer in accordance with the terms of the Software License Agreement between the Parties in substantially the form set forth in Exhibit A attached hereto. Seller also grants to Buyer a perpetual, royalty-free license to copy, modify and create derivatives of the Non-Exclusive Files, provided that such license is for the use by Buyer for the Products or Product upgrades, and for new products to be developed by Buyer. Seller agrees that it will not grant a license or otherwise grant a right to use the Non-Exclusive Files to third-parties for use in Digital Hybrid products designed for the Studio Environment.

(c) Limited Assumption of Liabilities. Except for the assumption of Customer Warranties, Buyer does not and shall not assume or be otherwise responsible for any liability of or obligation associated with the Acquired Assets arising from or related to activities which occurred prior to the end of business on the Closing Date, including without limitation:

(i) any debts, liabilities, obligations, contracts or Taxes with respect to any period whether known or unknown, contingent or fixed, liquidated or unliquidated;

(ii) litigation to which Seller is a party or subject to, or arising from or related to any litigation relating to any events, occurrences or facts connected to Seller, the Acquired Assets, or Seller's operation of the Acquired Assets, or to which Seller is a party or subject;

(iii) claims by employees, former employees or retirees of Seller, including without limitation, those relating to terms or conditions of employment policies, practices, compensation, medical benefits, benefit or welfare plans or any other employment-related obligation;

(iv) personal injury, product liability or property damage claims whether arising by negligence, strict liability or otherwise, for any products manufactured, fabricated, made, distributed or sold by Seller, or any Inventory, Other Inventory or Other Raw Materials;

(v) any compensation or benefits claims (including, without limitation, pension, profit-sharing or vacation benefits) for services rendered for Seller; or

(vi) Seller's compliance with any applicable laws, rules, regulations, ordinances or orders of federal, state or local laws, the conduct of Seller's operations, the Acquired Assets, including, without limitation, all applicable environmental, health and safety matters, except that Seller shall not be liable for FCC compliance testing for the DH30 product except as set forth in the Transition Plan in Schedule 5.

(The foregoing are collectively referred to as the “Excluded Liabilities”).

(d) Purchase Price. At the Closing (defined below), Buyer agrees to pay to Seller the sum of One Million Three Hundred Thousand Dollars ($1,300,000) (the “Purchase Price”) for the Acquired Assets, payable in immediately available funds deposited to such bank account as Seller shall designate to Buyer in writing not less than three (3) business days prior to the Closing

Date. The amount stated as the Purchase Price does not include the additional amount to be paid by Buyer for Other Raw Materials and Other Inventory, which amount shall be allocated to inventory.

(e) The Closing. Subject to and after fulfillment of or waiver of the conditions set forth in §7 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date selected by Buyer within five (5) days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”) through the mutual exchange of documents by overnight mail and telecopy, or such other manner as the parties may otherwise agree.

(f) Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer: (A) a bill of sale conveying to Buyer the Acquired Assets, duly executed by Seller in substantially the form attached hereto as Exhibit B (the “Bill of Sale”); (B) termination statements, as prescribed by the Uniform Commercial Code as in effect in the State of Utah, or other evidence of release satisfactory to Buyer, in any case duly prepared and properly executed, by each Person that has a security interest in or a Lien against any of the Acquired Assets; (C) such other documents, instruments and certificates as Buyer may reasonably request in connection with the transactions contemplated by this Agreement; and (D) the immediate possession of the Acquired Assets, except as may otherwise be provided in the Transition Plan, in which case delivery of possession shall made in accordance with the Transition Plan; and (ii) Buyer will deliver to Seller the Purchase Price.

(g) Sales, Transfer, and Use Taxes. Seller shall be responsible for paying any transfer taxes arising from the transactions contemplated by this Agreement, and the Buyer shall be responsible for paying any sales and use taxes resulting from the sale of the Acquired Assets and/or any other transaction contemplated by this Agreement.

(h) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the Allocation Schedule attached hereto as Exhibit C. The Parties acknowledge that such allocation was determined by arm's length negotiation, and that no Party will take a position on any Tax return, before any governmental agency charged with collection of any Tax, or in any action that is inconsistent with Exhibit C, without the prior written consent of the other Party. Both parties agree to file identical Form 8594 with their respective corporate tax returns for the year in which the sale of the Acquired Assets pursuant to this Agreement occurs.

(i) Other Raw Materials and Other Inventory. At Closing, in addition to the Inventory constituting a portion of the Acquired Assets, Buyer agrees to purchase the Other Raw Materials and Other Inventory identified in Exhibit D2 attached hereto at the pricing set forth therein, all of which shall be delivered to Buyer in accordance with the Transition Plan and in the amounts as reduced by those amounts used during the Transition Period.

3. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this §3 are true, correct and complete as of the date of this

Agreement, and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in Seller disclosure schedule accompanying this Agreement (the “Seller’s Disclosure Schedule”). The Seller’s Disclosure Schedule will be arranged corresponding to the lettered and numbered paragraphs contained in this §3.

(a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, with full power and authority to own or lease its properties and conduct its business in the manner and the place where such properties are owned or leased or such business is conducted.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Seller is not required to obtain approval from Seller’s Board of Directors in order to enter into this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) Non-contravention. Except as set forth in the Seller’s Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments referred to in §2 above), will: (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or the Acquired Assets are subject or any provision of the charter, organizational documents or bylaws of any of Seller; or (ii) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Acquired Assets is subject or result in the imposition of any Lien upon any of the Acquired Assets.

(d) Consents. No consent, approval or authorization of, or declaration, filing or registration with any Person (including, without limitation, any governmental or regulatory authority pursuant to any other state or federal regulation) is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of its obligations hereunder, except as listed in the Disclosure Schedule.

(e) Financial Data. Schedule 3(e) of the Seller’s Disclosure Schedule describes the data provided by Seller to Buyer relating to Seller’s sales of the Acquired Assets.

(f) Intellectual Property. The Disclosure Schedule identifies each registered Intellectual Property right (or pending application therefore), whether patent, trademark, or otherwise, that has been issued to Seller in connection with the Acquired Assets, and identifies each material license, agreement, or other permission which Seller has obtained or granted to any third party with respect to any of its Intellectual Property forming a part of, or incorporated in, the Acquired Assets. Except as set forth on the Disclosure Schedule, Seller has full legal right, title and interest in the Intellectual Property and has not granted any rights in or to the same to any third party. To Seller's knowledge, (i) Seller's use of the Acquired Assets has not and does not infringe or misappropriate any Intellectual Property rights held or asserted by any Person, (ii) no Person is infringing on the Intellectual Property in the Acquired Assets, (iii) no payments are required for the continued use of the Acquired Assets, and (iv) none of the Acquired Assets has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

(g) Compliance with Laws. To Seller’s knowledge, Seller has received no notice of any claim by any governmental authority that Seller is in material violation of any provision of any such laws, rules or regulations relating to the use, possession or ownership of the Acquired Assets; and, to Seller’s knowledge, Seller has materially complied and is in material compliance with all such laws, rules and regulations where non-compliance would have a Material Adverse Effect. To the knowledge of Seller, no such violation claim, or investigation is threatened or pending in respect of the Acquired Assets.

(h) Insurance. All insurance policies owned or held by Seller which cover the Acquired Assets are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such policy (other than those policies which Seller has replaced or intends to replace prior to the expiration thereof by policies providing substantially the same types and amounts of coverage), and no claim is currently reserved under any such policy. Seller insurance includes liability and products liability policies covering the Acquired Assets.

(i) Good Title, Adequacy and Condition. Seller has, and at the Closing Date will have, good and marketable title to the Acquired Assets with full power to sell, transfer and assign the same free and clear of any Lien, and by delivery of the Bill of Sale as contemplated by §2(f), Seller will deliver to Buyer at Closing title to such Acquired Assets free and clear of any Lien. The equipment included in the Acquired Assets is in good operating condition, normal wear and tear excepted, and has been maintained in accordance with all applicable specifications and warranties. Seller has no knowledge of any material defects in the equipment included in the Acquired Assets.

(j) Licenses and Permits. To Seller’s knowledge, Seller possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the “Permits”) relating to the Acquired Assets, and the Disclosure Schedule sets forth a complete list of all such Permits. To Seller’s knowledge, all such Permits are valid and in full force and effect, Seller is in material compliance with the respective requirements thereof, except as set forth on Schedule 3(j), and no proceeding is pending or threatened to revoke or amend any of them.

(k) Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this §4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), as except as set forth in Buyer disclosure schedule accompanying this Agreement (“Buyer’s Disclosure Schedule”). Buyer‘s Disclosure Schedule will be arranged corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the charter, organizational documents or bylaws of any of Buyer; or violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, license, instrument, or other arrangement to which Buyer is a party or by which it is bound.

(d) Consents. No consent, approval or authorization of, or declaration, filing or registration with any Person (including, without limitation, any governmental or regulatory authority pursuant to any other state or federal regulation) is required in connection with the execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder, except as listed in the Buyer’s Disclosure Schedule.

(e) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §7 below). Between the date hereof and the Closing, Seller will comply with the following covenants:

(i) Seller will maintain in full force and effect its present insurance policies with respect to the Acquired Assets, and will not knowingly take any action which would enable the insurers thereunder to avoid liabilities for claims arising out of occurrences prior to the date of Closing.

(ii) Seller will duly observe and conform to the lawful requirements of any governmental authorities relating to any of the Acquired Assets and the covenants, terms and conditions upon or under which any of the Acquired Assets are held, provided that, with respect to the FCC compliance testing for the DH30, duly observe and conform shall mean fulfilling those obligations set forth in paragraph 8 of the Transition Plan in Schedule 5.

(iii) Seller will cooperate with Buyer in Buyer’s efforts to obtain any and all approvals and consents, governmental or otherwise, and provide all notices which are necessary for the consummation of the transactions contemplated by this Agreement in accordance with its terms.

(iv) Seller shall not enter into any contract, commitment or transaction binding on or affecting the Acquired Assets that is not in the usual and ordinary course of business or that would obligate Buyer without first obtaining Buyer's prior written authorization.

(b) Notice of Developments. Each party shall notify the other of any development causing a breach of any of its representations and warranties in §3 or §4, above.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) Further Assurances. At any time and from time to time whether before or after the Closing Date, each Party shall execute and deliver any further instruments and/or documents and take all further action as the other Party may reasonably request in order to consummate this Agreement.

(b) Seller’s Liabilities. Seller will pay, and will be solely responsible for all debts, liabilities, and obligations relating to or arising from the Excluded Liabilities, provided however, Buyer, not Seller, shall assume Customer Warranties.

(c) Buyer’s Liabilities. Buyer, subject to the limitations of §2(c) above, will be responsible for: (i) all debts, liabilities and obligations arising after the Closing Date that relate to product liability or claims for defective products or other claims for Products manufactured and sold by Buyer; (ii) all Customer Warranties for the Products, including Products produced or sold by Seller prior to the Closing Date; and (iii) technical support obligations arising after the Closing with respect to Products sold by either Seller or Buyer and not otherwise explicitly agreed to by Seller as set forth in §6(d) below. (The foregoing are collectively referred to as the “Assumed Liabilities”).

(d) Additional Support. In order to complete the transfer of the Acquired Assets, Seller agrees and covenants to provide Buyer the following assistance after the Closing for the time periods indicated or as otherwise indicated in the Transition Plan. Buyer agrees to assume those obligations with respect to FCC compliance testing and certification for the DH30, as set forth in the Transition Plan.

(i) Training. Without charge, Seller agrees to provide Buyer up to one (1) business day (8 hours) of training to Buyer's designated personnel at Seller's facilities in the areas of manufacturing, technical support and marketing, including training on the workings of the Object Code licensed to Buyer under the Software License Agreement at a mutually agreeable time and date, and to provide an additional business day (8 hours) of such training to Buyer’s technical support personnel at a mutually agreeable time and date.

(ii) Telephone and E-mail Assistance. During the sixty (60) days following Closing, without charge Seller will make available its technical, marketing, and manufacturing employees to Buyer's personnel as reasonably requested for telephone and/or e-mail consultation regarding the Products and sales related issues during normal business hours.

(iii) Engineering Assistance. Seller will provide forty (40) hours of engineering assistance without charge in connection with the transition of the manufacturing process for the Products. Additional engineering assistance will be provided by Seller as requested by Buyer at $150 per hour for the next additional forty (40) hours of engineering assistance and $200 per hour for the following forty (40) hours.

(iv) Warranty Assistance. All of the foregoing shall be in addition to any assistance that is reasonably requested by Buyer to meet the warranty obligations described in §6(c) of this Agreement, which Seller will provide to Buyer without charge.

(v) Sales Support. For a period of twelve (12) months after the Closing, in response to all customer inquiries with regard to the Products, Seller agrees to provide Buyer’s contact information, including the names of certain individuals, addresses, and phone numbers identified to Seller by Buyer in writing, and to request customer contact information and submit to Buyer.

(e) Confidential Information.

(i) Each Party will treat and hold as such all of the Confidential Information received from the other Party, and refrain from using any of the

Confidential Information except in connection with this Agreement, and deliver promptly to the disclosing Party (meaning the party originally disclosing the Confidential Information to the other Party and, additionally, Buyer's Confidential Information shall include any Confidential Information of Seller assigned to Buyer pursuant to this Agreement, in which case Buyer shall be deemed the disclosing party) or destroy, at the request and option of the disclosing Party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

(ii) Notwithstanding anything to the contrary contained herein, any Confidential Information of Seller relating exclusively to the Acquired Assets and transferred to Buyer as part of the Acquired Assets pursuant to this Agreement shall be deemed to be Confidential Information of Buyer at Closing for purposes of the confidentiality obligations of the parties under this Agreement.

(iii) In the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the other Party, the non-disclosing Party will notify the disclosing Party promptly of the request or requirement so that the disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this §6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, the non-disclosing Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the non-disclosing Party may disclose the Confidential Information to the tribunal; provided, however, that the non-disclosing Party shall use its reasonable efforts to obtain, at the reasonable request of the disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the non-disclosing Party shall designate.

(iv) Upon the Closing Date, that certain Mutual Confidentiality and Non-Disclosure Agreement, dated January 17, 2002, shall terminate.

(v) The parties’ obligations of confidentiality under this Agreement shall not be construed to limit Buyer’s right to independently develop or acquire products without use of the Seller’s Confidential Information. Further, except as otherwise provided herein, Buyer shall be free to use, in accordance with the limitations set forth in Section 10(b), the Residuals resulting from Seller’s disclosure of or Buyer’s work with such Confidential Information, provided that such party shall otherwise maintain the Residuals as Confidential Information hereunder. Buyer shall not have any obligation to limit or restrict the assignment of its persons or to pay obligation to limit or restrict the assignment of its persons or to pay royalties for any work resulting from the use of Residuals.

(f) Manufacturing. The Parties acknowledge and agree that, concurrently herewith, they are entering into a Manufacturing and Exclusive Distribution Agreement, substantially in the form of Exhibit E attached hereto and incorporated herein by reference, providing for the manufacture by Seller for Buyer of the TS-612 Product, as defined therein on and subject to the terms and conditions set forth therein

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made as and at such time, except that the Parties agree that the non-compliance of the DH30 with FCC certification requirements is not material for purposes of this §7;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and Seller shall have delivered to Buyer the documents required under §2(f);

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Parties shall have entered into those agreements and Seller shall have delivered those documents in form and substance substantially as set forth in Exhibit A and Exhibit E, and the same shall be in full force and effect;

(v) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer; and

(vi) there shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of Buyer, makes it inadvisable to proceed with the transactions contemplated hereby.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Parties shall have entered into agreements in form and substance substantially as set forth in Exhibit A and Exhibit E and the same shall be in full force and effect;

(v) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller; and

(vi) there shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of Seller, makes it inadvisable to proceed with the transactions contemplated hereby.

Seller may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to the Closing.
8. Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of Seller and Buyer contained in §3 and §4 of this Agreement shall survive the Closing (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year except that the representations and warranties made by Seller with the first sentence of §3(i) with respect to good and marketable title shall be in full force and effect for a period of three (3) years, provided that any claims made pursuant to any representations and warranties must be within such survival period and the notice procedures in pursuant to §11(g) below.

(b) Indemnification Provisions for Benefit of Buyer.

In the event Seller breaches any of its representations or warranties contained in §3, subject to the limitations and notice requirements in §8(a) above, or any of its covenants contained in this Agreement, then Seller agrees to indemnify Buyer from and against the entirety of any damages Buyer shall suffer through and after the date of the claim for indemnification (but excluding any damages the Buyer shall suffer after the end of any applicable survival period) caused by the breach. Notwithstanding the foregoing, Seller shall have no obligation to indemnify Buyer until Buyer has suffered damages by reason of all such breaches in excess of $25,000, in the aggregate, and then, only to the extent the damages which Buyer has suffered by reason of all such breaches is less than or equal to $1,000,000 (after which point Seller will have no obligation to indemnify Buyer from and against further such damages). In all circumstances, Seller’s indemnification obligation under this §8(b) of this Agreement shall not exceed $1,000,000.

(c) Indemnification Provisions for Benefit of Seller.

In the event Buyer breaches any of its representations or warranties contained in §4, subject to the limitations and notice requirements in §8(a) above, or any of its covenants contained in this Agreement, then Buyer agrees to indemnify Seller from and against the entirety of any damages Seller shall suffer through and after the date of the claim for indemnification (but excluding any damages Seller shall suffer after the end of any applicable survival period) caused proximately by the breach. Notwithstanding the foregoing, Buyer shall have no obligation to indemnify Seller until Seller has suffered damages by reason of all such breaches in excess of $25,000.00, in the aggregate, and then, only to the extent the damages which Seller has suffered by reason of all such breaches is less than or equal to $1,000,000.00 (after which point Buyer will have no obligation to indemnify Seller from and against further such damages). In all circumstances, Buyer’s indemnification obligation under this §8(c) of this Agreement shall not exceed $1,000,000.00.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

(ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in §8(d)(ii) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

(e) Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this §8 shall be the exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement.

9. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (B) if the Closing shall not have occurred on or before August 31, 2002, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (B) if the Closing shall not have occurred on or before August 31, 2002, by reason of the failure of any condition precedent under

§7(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions of §6(e) and the indemnification provisions of §8 shall survive termination.

10. Restrictive Covenants.

(a) The Seller shall not, for a period of five (5) years following the Closing, engage in the business of designing, developing, manufacturing (except as provided in the Manufacturing Agreement) or marketing the Products and/or Digital Hybrid products for use in the Studio Environment, provided however, that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this §10(a).

(b) The Buyer shall not, for a period of five (5) years following the Closing, engage in the business of designing, developing, manufacturing, or marketing the Products or Digital Hybrid products for use in the Audio and Video Conferencing Environment, provided that the beneficial ownership of less than five percent (5%) of any class of securities of any entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this §10(b).

(c) The Buyer and the Seller agree and acknowledge that the restrictions contained in this §10 are reasonable in scope and duration, and are necessary to protect the Buyer and the Seller, and are material inducement for the Buyer and the Seller to enter into this Agreement. The Buyer and the Seller agree and acknowledge that any breach of this §10 will cause irreparable injury to the other party and upon any breach or threatened breach of any provision of this §10, the Buyer and the Seller shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond; provided, however, that this shall in no way limit any other remedies which the Buyer or the Seller may have as a result of such breach, including the right to seek monetary damages. The Buyer and the Seller hereby agree that either party may assign, without limitation and without the other party’s consent, the foregoing restrictive covenants to any successor to its business.

11. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Seller may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent via telefax or overnight courier (and shall be deemed given on the date of dispatch), and addressed to the intended recipient as set forth below:

If to Seller:
ClearOne Communications, Inc.
1825 Research Way
Salt Lake City, UT 84119
Telefax: (801) 974-3742
Attention: Randall J. Wichinski
If to Buyer:
Comrex Corporation
19 Pine Road
Devens, MA 04132
Telefax: (978) 784-1717
Attention: Lynn Distler

with a copy to:

Geoffrey C. Cheney, Esq.
Akerman, Senterfitt & Eidson, P.A.
One S.E. Third Avenue, Suite 2800
Miami, FL 33131

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail); but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to any choice or conflict of law provision or rule thereof.

(i) Dispute Resolution. Any dispute arising out of the interpretation and effect of this Agreement or alleged breaches thereof, shall be fully and finally settled first, by good faith negotiation for a period of ten (10) days, and if unsuccessful, then by mediation, and if unsuccessful within thirty (30) days of the commencement thereof, then by arbitration in accordance with the applicable rules of the American Arbitration Association then in effect, by one (1) Arbitra-tor appointed in accordance with such Rules, with the arbitration to take place at Chicago, Illinois. Judgment of the arbitrator may be entered in any court having jurisdiction over the Party against whom the judgment is rendered.

(j) Interpretation. When a reference is made in this Agreement to an article, section, subsection, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words “include,”“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Time shall be of the essence in this Agreement.

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(a) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(b) Bulk Transfer Laws. Buyer agrees to waive compliance by Seller with the requirements of all applicable laws, if any, relating to bulk transfer laws.

(c) Survival. All representations, warranties, covenants and agreements of the Parties hereto contained in this Agreement and any Schedule or Exhibit hereto shall survive the execution and delivery hereof and thereof and consummation of the transactions provided for herein notwithstanding any investigation heretofore or hereafter made by or on behalf of the respective Parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMREX CORPORATION	CLEARONE COMMUNICATIONS, INC.
By: /s/ Lynn E. Distler	By: /s/ Randall J. Wichinski
Name: Lynn E. Distler	Name: Randall J. Hichinkski
Title: President	Title: CFO